UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 25, 2011

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01    Other Events.

On January 24, 2011, Prime Sun Power Inc. (the “Company”) entered into a Term Sheet with Seawind International Ltd., (“Seawind”), (the Company together with Seawind, the “Parties”).  The Parties initially targeted to close the acquisition of Seawind by the Company on February 25, 2011,  however the Parties have agreed to allow the transaction the necessary time to comply with the statutory and regulatory requirements of their respective jurisdictions in a more economic and efficient manner. The Parties have therefore mutually agreed to defer the closing of the acquisition until after completion of the UK Tax year end of April 5th, 2011.  On this basis, the Parties are working upon a revised timeline for closing to be announced very shortly.

Further, the Company has made significant progress with respect to its funds raising negotiations with an institutional investment group and the parties are currently discussing the final terms of the financing closing.

The Company intends to change its name to 3Power Energy Group Inc. as soon as reasonably possible.

In addition, the Parties have agreed that for purposes of consummating the acquisition, the Company has revised the increase of its authorized share capital to 300,000,000 shares prior to issuing shares in exchange for the acquisition of Seawind.

Following the closing of the acquisition, the Board of Directors of 3Power Energy Group Inc. shall consist of five directors, with two Directors to be nominated by each of Rudana and Seawind, and a fifth director to be nominated by Rudana subject to acceptance by Seawind.  The Company anticipates that the directors nominated by Rudana will commence their services prior to the closing of the Seawind acquisition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Toby Durrant
Name: Toby Durrant Title: Chief Investment Officer

Date:            February 25, 2011